Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contacts:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL FOURTH QUARTER AND YEAR-END RESULTS 2012

Company Reports Sixth Consecutive Quarter of Profitability

And Executes First Contract for the Deployment of Data Acquisition Crew in Canada

MIDLAND, Texas, November 14, 2012/PR Newswire/ — Dawson Geophysical Company (NASDAQ: DWSN) today reported fourth quarter and year-end results for fiscal 2012.

Fiscal 2012 Highlights

•	EBITDA for the year-ended September 30, 2012 increased to $49,615,000 compared to $27,861,000 for the same period of fiscal 2011, an increase of 78 percent;

•	Net income for the year-ended September 30, 2012 increased to $11,113,000, or $1.42 earnings per share, compared to a net loss of $3,246,000, or $0.42 loss per share, in fiscal 2011;

•	Reported revenues of $319,274,000 for the year-ended September 30, 2012 compared to $333,279,000 for the year-ended September 30, 2011;

•	Revenues net of third-party reimbursable charges increased 13 percent in fiscal 2012 from fiscal 2011;

•	Strengthened order book capable of sustaining fourteen data acquisition crews well into calendar 2013;

•	Fiscal 2012 capital expenditures of approximately $47,664,000 compared to $59,380,000 in fiscal 2011;

•

Purchased 10,500 single-channel Geospace GSR units, 3,000 GSR three-channel units with three component geophones and 19 INOVA vibrator energy source units to increase recording capacity and improve efficiency;

•	Balanced portfolio of projects in the Eagle Ford Shale, Niobrara Shale, Bakken Shale, Marcellus Shale, Permian Basin and Mississippi Lime;

•	Approximately $78 million of working capital at September 30, 2012; and

•	Awarded first contract in Canada for the deployment of the Company’s first Canadian data acquisition crew during the 2012-2013 winter season.

The Company reported revenues of $72,998,000 for the quarter-ended September 30, 2012, the Company’s fourth quarter of fiscal 2012, compared to $84,256,000 for the same quarter in fiscal 2011. The Company reported net income for the fourth quarter of fiscal 2012 of $1,152,000, or $0.15 per share, compared to $2,944,000, or $0.38 per share, in the same quarter of fiscal 2011. EBITDA for the fourth quarter of fiscal 2012 was $10,630,000 compared to $12,955,000 in the same quarter of fiscal 2011.

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

For the fiscal year-ended September 30, 2012, the Company reported revenues of $319,274,000 compared to $333,279,000 for the year-ended fiscal 2011. Net income for fiscal 2012 increased to $11,113,000 from a net loss of $3,246,000 in fiscal 2011. Earnings per share for fiscal 2012 were $1.42 compared to a loss per share of $0.42 for fiscal 2011. EBITDA for fiscal 2012 increased to $49,615,000 compared to $27,861,000 in the same period of fiscal 2011, an increase of 78 percent.

Revenues for the year-ended September 30, 2012 decreased over the same period of fiscal 2011 primarily as a result of a significant reduction in third-party reimbursable charges as a percentage of revenue. Third-party charges, which are included in revenues, continued to decline as a percentage of revenues during the third and fourth fiscal quarters of 2012 to a level more consistent with the Company’s historical average for such charges. These third-party charges are related to the Company’s use of helicopter support services, specialized survey technologies and dynamite energy sources in areas of limited access. The Company is reimbursed for these expenses by its clients. The decline in third-party charges is primarily a result of the Company’s movement of operations toward the more open terrain of the western United States. Third-party charges in fiscal 2012 decreased 29 percent from fiscal 2011 and revenue net of third-party charges for fiscal 2012 increased 13 percent from fiscal 2011.

Revenues for the fiscal 2012 fourth quarter decreased over the same period of fiscal 2011 primarily as a result of lower utilization rates during the first half of the 2012 fourth fiscal quarter, crew moves as a result of the completion of several projects late in the fourth fiscal quarter of 2012 and the continued reduction of third-party reimbursable charges as a percentage of revenue. Third-party charges in the fourth quarter of fiscal 2012 decreased 12 percent from the same period in 2011 and revenues net of third-party charges decreased 14 percent over the same period in fiscal 2011.

As anticipated in the Company’s second and third fiscal quarter earnings press releases, the Company experienced lower utilization rates during the third and fourth fiscal quarters of 2012 as crews were affected by project preparation, weather delays, agricultural activity, land access permit issues and client delays. Utilization rates were also affected by increasing crew efficiencies driven by improved processes and recent equipment purchases. In several instances during the second and third fiscal quarters of 2012, the Company’s data acquisition crews completed projects ahead of schedule and were idled as additional projects were in preparatory and/or permitting phases. While these early project completions have a negative impact on utilization, the Company believes that these increased crew efficiencies may enable the Company to increase its overall capacity, especially as the Company’s order book continues to grow in both variety and scope. Approximately one-half of the Company’s fourteen crews were impacted by the factors described above for approximately one-half of each of the last two fiscal quarters of 2012. The Company returned to full utilization during the second half of the fourth fiscal quarter, and such full utilization has continued into the first fiscal quarter of 2013. Currently the Company has all of its fourteen crews actively deployed.

Transaction costs related to a terminated merger agreement of $1,444,000 and $3,866,000, respectively, were included in fourth fiscal quarter and year-end 2011 results. Included in the Company’s fiscal 2012 results is a $0.18 per share one-time tax benefit, taken in the first fiscal quarter of 2012, related to the same terminated merger agreement. Reflected in the fourth fiscal quarter and year-end of 2012 results were increases in depreciation expense of $637,000 and $1,962,000, respectively, from the prior year periods. The increase in depreciation expenses was related to the Company’s investment in additional recording equipment and energy source units over the past 24 months. Operating and General and Administrative expenses increased during the fourth fiscal quarter of 2012 from the third fiscal quarter of 2012, primarily as the result of the Company returning to full utilization during the quarter and costs associated with the Canadian entity start up.

Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Increasing demand for services fueled our first profitable year since fiscal 2009. Requests for seismic services approached multi-year highs in fiscal 2012. As a result, both Net Income and EBITDA for the year increased significantly despite decreased revenue from the prior year. We believe that the decrease in 2012 revenue is not a reflection of decreasing geophysical demand, but rather, a product of both lower third-party charges as a percentage of revenue and the reduction in utilization experienced during the second half of the fiscal year. Our Company is beginning to realize improved results and returns on the investments made in fiscal 2011 and 2012 as our business continues to gain momentum into 2013. Our increased efficiencies and crew productivity have us well positioned to capture more upside as market conditions continue to improve.”

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Jumper continued, “While our results in both the third and fourth quarter were negatively impacted by circumstances from May through mid-August, we believe we have resolved those issues. We are now at full utilization and operating at our highest level in many years as we begin fiscal 2013. We are pleased to report that several of the previously delayed fiscal 2012 projects are now underway.”

Market conditions continue to provide more favorable contract terms as the Company’s order book remains at its highest level since late fiscal 2008, and continues to strengthen in terms of client mix, project size, and geographic diversity. The order book contains projects primarily in oil and liquids-rich basins such as the Bakken, Niobrara, Mississippi Lime, Permian, Eagleford and Marcellus Shale areas. In addition, the Company’s wholly-owned subsidiary, Dawson Seismic Services ULC, has been awarded its first multi-component project in Canada. The Company anticipates operating one crew in Canada this winter season. Although clients may cancel, modify or delay their contracts on short notice, the Company’s order book reflects commitments sufficient to maintain full operation of fourteen crews well into calendar 2013. As always, the Company remains subject to delays related to weather, securing land access permits and other factors, which can affect operating results from quarter to quarter.

Jumper added, “Strong off the heels of our success in the lower 48, I am happy to report that we have executed our first contract in Canada. Demand remains robust in the lower 48. We believe we will be awarded a large multi-crew project anticipated to begin the second quarter of calendar 2013 and recently have entered into two term agreements, one of which is for multiple crews in various basins effective through mid-calendar 2014. We are currently negotiating potential term contracts with a large independent and a major E&P company. We believe we will continue to see steady levels of demand during fiscal 2013 as our clients seek to obtain higher resolution subsurface images, particularly in a time of increased pressure on drilling budgets. We are well positioned with technology, capacity and efficiency to serve our broadening client base effectively.”

Capital expenditures for fiscal 2012 totaled $47,664,000 as compared to $59,380,000 in fiscal 2011 and $19,962,000 in fiscal 2010. The expenditures in fiscal 2012 included 10,500 GSR single-channel units, 3,000 GSR three-channel units, nineteen INOVA vibrator energy source units, additional geophones, cables and vehicles, along with maintenance capital requirements. The Company anticipates a capital budget in fiscal 2013 of approximately $40,000,000, which includes purchases of additional cable-less recording equipment and energy source units, Canadian operation capital requirements and maintenance capital requirements.

Jumper said, “New equipment purchases have been a big part of our financial and operational success in 2012, and we believe these expenditures will continue to generate increasing returns going forward. We have invested approximately $126,000,000 since the beginning of fiscal 2010 in new, state-of-the-art recording and sourcing equipment, while generating approximately $89,000,000 of EBITBA over the same period, $49,000,000 of which was generated in fiscal 2012. Our investments in maintenance and new equipment competitively position us to capture continued improvement in efficiency, and with it, improving results and returns on those investments.”

The Company’s balance sheet remains strong with approximately $78,000,000 of working capital, $20,310,000 of debt, approximately $61,000,000 of cash and cash equivalents and short-term investments, and approximately $105,000,000 of retained earnings. In addition, the Company has $20,000,000 available under its undrawn revolving line of credit.

Jumper concluded, “As we close fiscal 2012, we hear discussion regarding the decrease in horizontal rig count and whether the decrease will negatively affect seismic data acquisition activity. In light of this discussion, we note an interesting fact. As of October 26, 2012, there were approximately 1,105 horizontal rigs operating in the lower 48. At the peak of 2008, however, during our most successful year in the lower 48, there were approximately 600 horizontal rigs operating in the lower 48. From this data, we can extrapolate that horizontal rig count, while an important component of seismic activity, is not the only component of seismic activity or our success. As drilling decisions have become more critical to our clients, we believe the need for high resolution subsurface images may continue to fuel demand for our services for the foreseeable future, even if there are moderate swings in the horizontal rig count.”

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Conference Call Information

Dawson will host a conference call to review its fiscal year-end and fourth quarter 2012 financial results on November 14, 2012, at 9 a.m. CST. Participants can access the call at (877) 317-6789 (US/Canada) or (412) 317-6789 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through Monday, November 19, 2012 by dialing (877) 344-7529 (US/Canada) or (412) 317-0088 (International). The passcode is 10021219. The webcast will be recorded and available for replay on Dawson’s website until December 14, 2012.

About Dawson

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services in the lower 48 states of the United States. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net (loss) income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year-ended September 30, 2011. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$72,998,000	$84,256,000	$319,274,000	$333,279,000
Operating costs:
Operating expenses	59,302,000	67,195,000	258,970,000	292,519,000
General and administrative	3,159,000	4,154,000	11,205,000	13,550,000
Depreciation	8,406,000	7,769,000	32,498,000	30,536,000

	70,867,000	79,118,000	302,673,000	336,605,000
Income (loss) from operations	2,131,000	5,138,000	16,601,000	(3,326,000)
Other income (expense):
Interest income	12,000	2,000	28,000	35,000
Interest expense	(207,000)	(167,000)	(629,000)	(167,000)
Other income	93,000	48,000	516,000	651,000

Income (loss) before income tax	2,029,000	5,021,000	16,516,000	(2,807,000)

Income tax (expense) benefit:
Current	(298,000)	(158,000)	(490,000)	2,929,000
Deferred	(579,000)	(1,919,000)	(4,913,000)	(3,368,000)

Net income (loss)	$1,152,000	$2,944,000	$11,113,000	$(3,246,000)

Basic income (loss) per common share	$0.15	$0.38	$1.42	$(0.42)

Diluted income (loss) per common share	$0.15	$0.37	$1.40	$(0.42)

Weighted average equivalent common shares outstanding	7,846,769	7,829,785	7,841,722	7,809,561

Weighted average equivalent common shares outstanding-assuming dilution	7,924,015	7,917,160	7,931,593	7,809,561

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$57,373,000	$26,077,000
Short-term investments	4,000,000	—
Accounts receivable, net of allowance for doubtful accounts of $250,000 and $155,000 at September 30, 2012 and September 30, 2011, respectively	53,719,000	86,716,000
Prepaid expenses and other assets	762,000	4,254,000
Current deferred tax asset	1,925,000	1,236,000

Total current assets	117,779,000	118,283,000

Property, plant and equipment	326,030,000	302,647,000
Less accumulated depreciation	(164,634,000)	(156,106,000)

Net property, plant and equipment	161,396,000	146,541,000

Total assets	$279,175,000	$264,824,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,544,000	$18,732,000
Accrued liabilities:
Payroll costs and other taxes	1,802,000	1,436,000
Other	6,425,000	9,230,000
Deferred revenue	3,467,000	9,616,000
Current maturities of notes payable and obligations under capital leases	9,131,000	5,290,000

Total current liabilities	39,369,000	44,304,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	11,179,000	10,281,000
Deferred tax liability	27,678,000	22,076,000

Total long-term liabilities	38,857,000	32,357,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,031,369 and 7,910,885 shares issued and outstanding at September 30, 2012 and September 30, 2011, respectively	2,677,000	2,637,000
Additional paid-in capital	93,224,000	91,591,000
Retained earnings	105,048,000	93,935,000

Total stockholders’ equity	200,949,000	188,163,000

Total liabilities and stockholders’ equity	$279,175,000	$264,824,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income (loss)	$1,152	$2,944	$11,113	$(3,246)
Depreciation	8,406	7,769	32,498	30,536
Interest expense (income), net	195	165	601	132
Income tax expense	877	2,077	5,403	439

EBITDA	$10,630	$12,955	$49,615	$27,861

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash provided by operating activities	$18,376	$17,420	$76,380	$16,951
Changes in working capital and other items	(7,292)	(4,198)	(24,949)	12,812
Noncash adjustments to income	(454)	(267)	(1,816)	(1,902)

EBITDA	$10,630	$12,955	$49,615	$27,861